CONSENT OF AUTHOR

David Gaunt, P.Geo.
1020-800 West Pender Street
Vancouver, BC V6C 2V6
davidg@hdgold.com

US Securities and Exchange Commission:

I, David Gaunt, P.Geo., certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information provided to the company regarding the resource estimate for the G-9 deposit in the written disclosure in the Form 20F of Farallon Resources Ltd.

I do hereby consent to the filing with the regulatory authorities.

Dated this 22nd day of November 2005.

/s/ David Gaunt

David Gaunt, P.Geo.
Senior Geologist
Hunter Dickinson Inc.